Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ROYAL PRECISION, INC.
   (Restated to reflect Amendments of October 19, 1999 and September 28, 2001)

     FIRST: The name of the Corporation is Royal Precision, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     Section 1. AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have the authority to issue is 16,000,000 of which 1,000,000 are shares of Preferred Stock with a par value of one mil ($0.001) per share ("Preferred Stock"), and 15,000,000 are shares of Common Stock with a par value of one mil ($0.001) per share ("Common Stock").

     Section 2. PREFERRED STOCK. The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of each such series.

     Section 3. COMMON STOCK. Holders of the issued and outstanding shares of Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Common Stock held by them, (a) such dividends as may be declared by the Board of Directors, from time to time, out of the assets or funds of the Corporation legally available for the payment of dividends, and (b) upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation remaining after the payment of creditors and the holders of shares of any class or series of Preferred Stock to the extent that the then existing terms of such class or series grant them priority over the holders of shares of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or other
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disposition (for cash,  shares of stock,  securities or other  consideration) of all or substantially all of the assets of the Corporation, shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock.

     FIFTH:

     Section 1. CLASSIFIED DIRECTORS. (a) The Board of Directors shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after the initial classification of the Board of Directors and election of directors to such classes, directors shall be chosen for a full term of three years, as the case may be, to succeed those whose terms expire. The total number of directors constituting the full Board of Directors and the number of directors in each class shall be fixed by, or in the manner provided in the by-laws, but the total number of directors shall not exceed seventeen (17) nor shall the number of directors in any class exceed six (6). Subject to the foregoing, the classes of directors need not have the same number of members. No reduction in the total number of directors or in the number of directors in any class shall be effective to remove any director or to reduce the term of any director. If the Board of Directors increases the number of directors in a class, it may fill the vacancy created thereby for the full remaining term of a director in that class even though such term may extend beyond the next annual election. The Board of Directors may fill any vacancy occurring for any other reason for the full remaining term of the director whose death, resignation or removal caused the vacancy, even though such term may extend beyond the next annual election.

     (b) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the express terms of such class or series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

     (c) Any director or the entire Board of Directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors only for cause. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is elected and qualified, or until his earlier resignation or removal from office for cause.

     Section 2. BALLOTS. Elections of directors at a special or annual meeting of stockholders need not be by written ballot unless the by-laws of the Corporation shall provide otherwise.
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     SIXTH:  The Board of  Directors  shall  have the  power to adopt,  amend or repeal the by-laws.

     SEVENTH: Action shall be taken by the stockholders of the Corporation only at an annual or special meeting of stockholders, and stockholders may not act by written consent. Special meetings of the Corporation may be called only as provided in the by-laws.

     EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The foregoing limitation on liability shall not apply to acts or omissions occurring prior to the effective date of this Article.

     NINTH:

     Section 1. INDEMNIFICATION. The Corporation shall indemnify any director or officer who was or is a party or is threatened to be made a party to:

     (a) DIRECT ACTIONS. Any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; or

     (b) DERIVATIVE ACTIONS. Any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a
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director, officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Corporation may indemnify any of its other employees or agents to the same extent and subject to the same procedures and limitations as are set forth in this Section 1 and Section 3 below as it is required to indemnify its directors and officers by this Section 1.

     Section 2. SUCCESSFUL DEFENSE. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 3. STANDARD OF CONDUCT. Any indemnification under Section 1 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Section 1 of this Article. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 4.  PAYMENT  OF  EXPENSES.  Expenses  (including  attorneys'  fees)
incurred  by  an  officer  or  director  in  defending   any  civil,   criminal,
administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article NINTH. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
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     Section 5. NOT EXCLUSIVE.  The  indemnification and advancement of expenses provided by, or granted  pursuant to, the provisions of this Article NINTH shall
not  be  deemed   exclusive  of  any  other   rights  to  which  those   seeking
indemnification or advancement of expenses may be entitled under the certificate of incorporation, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 6. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

     Section 7. DEFINITIONS.

     (a) THE CORPORATION. For purposes of this Article NINTH, references to "the Corporation" shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this NINTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (b) OTHER ENTERPRISES. For purposes of this Article NINTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article NINTH.

     Section 8. CONTRACTUAL NATURE. This Article NINTH shall be deemed to be a contract between the Corporation and each director and officer who serves as such at any time while this Article NINTH is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts. The indemnification and advancement of expenses
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provided by, or granted pursuant to, this Article NINTH shall,  unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     TENTH: Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of the Common Stock, par value $.01 per share, of the Corporation theretofore issued and outstanding ("Old Common Stock") shall be split into 10 shares of the Common Stock described in Section 3 of Article FOURTH above ("New Common Stock") and each holder of a certificate representing Old Common Stock (an "Old Certificate") shall be entitled to receive a certificate representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by the Older Certificate were split upon surrender of such Old Certificate to the Corporation.